Exhibit 10.55

EMPLOYMENT AND NON-SOLICITATION AGREEMENT

This Employment and Non-Solicitation Agreement (“Agreement”) is made as of this 24th day of May, 2004 (the “Effective Date”), by and between Applied Micro Circuits Corporation (the “Company”) and Brian Wilkie (“Employee”).

1.	TERM. The Company will employ Employee, and Employee accepts employment with the Company, for a period beginning on the Effective Date and ending three (3) years after the Effective Date (the “Term”).

2.	TITLE. Employee shall initially have the title of Vice President and General Manager of Embedded Products.

3.	DUTIES. Employee will work exclusively for the Company and shall initially report to Dave Rickey. Employee shall perform faithfully and to the best of his ability the duties assigned by the Company.

4.	FULL TIME EMPLOYMENT. Employee’s employment will be on a full-time basis, in accordance with the Company’s standard employment policies as may be amended from time to time. Employee will not engage in other business or render any services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Employee may (i) provide incidental assistance to family members on matters of family business; and (ii) sit on the boards of charitable and nonprofit organizations which do not, at the time of Employee’s appointment or election, to Employee’s knowledge, compete with the Company or its affiliates; provided in each case that such activities do not conflict with or interfere with Employee’s obligations to the Company. Without limiting the obligations hereunder, Employee will resign any and all positions with Somerset Embedded Technologies and shall ensure, to the extent within Employee’s control, that Somerset is dissolved, with no ongoing obligations by Employee to Somerset, its shareholders or directors. This paragraph shall not affect Employee’s ability to continue to serve on technical advisory boards, as long as Company determines that Employee’s service does not interfere with Employee’s duties and obligations to the Company. Employee currently serves on advisory board(s) for the entities listed on Exhibit A-2, and such service is currently approved by the Company. The Company may withdraw such approval should it determine that such service interferes with Employee’s obligations to the Company, and Employee shall promptly withdraw from such board(s).

5.	LOYALTY. For so long as Employee is employed by the Company, Employee will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company or its affiliates and will not assist any other person or organization in competing with Employer or its affiliates or in preparing to engage in competition with the business or proposed business of the Company or its affiliates. The provisions of this paragraph shall apply both during normal working hours and at all other times, including without limitation nights, weekends and vacation time, while the Employee is employed by the Company.

6.	COMPENSATION. Employee shall receive an annual base salary of $190,000, (“Base Salary”), payable on the Company’s regular payroll dates, less applicable withholdings and authorized deductions.

Employment agreement Confidential	Page 1	5/21/04

7.	STOCK OPTIONS. Upon approval by the Company’s Board of Directors, Employee will be granted stock options, under the Company’s 2000 Equity Incentive Plan, as amended, to purchase up to 160,000 shares of the Company’s Common Stock at a price equal to the per share market value of such Common Stock at the close of the market on the date of the grant. The stock options will vest as follows: 25% of the total will vest on the one (1) year anniversary of the Effective Date and, for so long as Employee remains employed by the Company, 1/36th of the remaining option grant will vest monthly thereafter, so that they will be fully vested on the fourth anniversary of the Effective Date. The stock options will be subject to the terms and conditions of the applicable stock option agreement and the documents referenced therein. The grant of stock options is subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan and a separate Stock Option Agreement.

8.	BENEFITS. During his employment with the Company, Employee will be entitled to insurance, vacation and other benefits commensurate with Employee’s position with the Company and in accordance with the Company’s standard benefit plans and employment policies, as may be amended from time to time.

9.	BONUS. Provided that Employee is, and at all times during the applicable quarter has been, employed in good standing with the Company and has not engaged in conduct which would give the Company reason to terminate Employee for Cause (as defined below), Employee shall receive a quarterly bonus of $30,000, during the Term of this Agreement (the “Bonus”). The Bonus paid pursuant to this Section, if any, shall be paid within thirty (30) days of the end of the quarter and shall be subject to applicable withholding and authorized deductions in accordance with the Company’s standard payroll practices.

10.	EXCLUSIVE OBLIGATIONS OF THE COMPANY. The obligations set forth in Sections 6 through 9 are the Company’s exclusive obligations to Employee during the Term. If Employee’s employment continues after the Term, such employment shall be on an “at will” basis, and either Employee or Company shall be free to terminate such employment at any time, with or without reason, and with no further obligations (except that Company’s then-current severance policies shall apply to Employee to the extent applicable). The obligations set forth in Sections 12 through 17 and in the Employee Proprietary Information and Invention Agreement shall survive the Term and any termination or expiration of this Agreement.

11.	TERMINATION.

a.	Termination Without Cause or Resignation for Good Reason During the Term. If the Company terminates Employee during the Term without Cause (as defined below), or if Employee resigns during the Term for Good Reason (as defined below), the Company shall pay Employee his earned salary and unused vacation benefits at the rate in effect at the time through the date of termination, and, provided the conditions described in Section 11.d., below, are met, Employee will receive a severance payment equal to the Bonus amounts which he would have received during the remainder of the Term had he not been terminated without Cause or resigned for Good Reason during the Term.

b.	Termination for Cause during the Term or for any reason after the Term. If the Employee’s employment is terminated by the Company for Cause during the Term, or by either party for any reason after the Term, the Company shall pay Employee his earned

Employment agreement Confidential	Page 2	5/21/04

salary and unused vacation benefits at the rate in effect at the time through the date of termination, and the Company shall thereafter have no further obligations to the Employee.

c.	Termination For Disability. The Company may terminate Employee’s employment at any time on account of Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Employee from performing the essential functions of his position and substantially all of the duties assigned to him under this Agreement for at least ninety (90) consecutive calendar days, or for at least one hundred twenty (120) calendar days, whether or not consecutive, in any three hundred sixty-five (365) calendar day period, or is likely to be unable to do so, as certified by a physician selected by the Company or its Board of Directors. In the event of such termination, the Company’s sole obligation shall be as provided by applicable law and its then-current applicable disability benefits.

d.	Conditions of Receiving Severance Benefits. The severance package provided in Sections (a) and (b) above will be paid provided Employee meets the following conditions: (a) Employee complies with all surviving provisions of confidentiality agreements signed by Employee and (b) Employee executes a full general release, in form acceptable to the Company, releasing all claims, known or unknown, that Employee may have against the Company and its affiliates.

e.	Intentionally Deleted.

f.	Death. If Employee dies during or after the Term, the Company shall pay Employee’s estate Employee’s earned salary and unused vacation benefits at the rate in effect at the time through the date of death, and the Company shall thereafter have no further obligations to the Employee or his estate.

g.	“Cause” as defined herein means termination for any one or more of the following reasons: (i) theft, dishonesty or falsification of records of the Company or its affiliates; (ii) improper disclosure of the Company or its affiliates’ confidential information; (iii) Employee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (iv) Employee’s conviction of any criminal act which impairs his ability to perform his duties as an Employee of the Company (v) Employee’s violation of the Company’s rules and policies of employment (vi) Employee’s repeated failure to follow the Company’s directions after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vii) Employee’s failure to perform his duties per this agreement after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (viii) Employee’s repeated failure to follow the Company’s reasonable instructions after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability.

h.	“Good Reason” as defined herein means (i) a material reduction in Employee’s Base Salary that is not part of a reduction enacted for executives of the Company generally, or (ii) relocation of Employee’s principal place of work to a location more than sixty (60) miles from Employer’s current location, without Employee’s prior approval, or (iii) sale of the Company’s PowerPC business as a stand-alone entity to an unaffiliated third party

Employment agreement Confidential	Page 3	5/21/04

(it being understood that a merger, acquisition, sale or other business combination involving the Company as a whole is not “Good Reason” pursuant to this Section “h”). If Employee contends that “Good Reason” exists under this Agreement, Employee shall provide the Company with written notice detailing the occurrence and nature of the alleged event providing Employee with Good Reason to resign, and Employee shall provide the Company a reasonable opportunity to cure such event prior to resigning for Good Reason.

i.	Exclusive Severance Benefits. Employee acknowledges that the Severance Benefits provided in Sections a and b hereunder are in lieu of any other benefits to which Employee may be eligible under any other agreements or the Company or its affiliates severance plans or practices.

12.	CONFIDENTIALITY AND INVENTION ASSIGNMENT. Concurrently herewith, Employee is executing the attached Employee Proprietary Information and Inventions Agreement. Employee acknowledges that his obligations thereunder are in addition to, and not in lieu of, any confidentiality and invention assignment obligations previously agreed to by Employee.

13.	NON SOLICITATION. Employee acknowledges and agrees that he will not, for the duration of the Employee’s employment by the Company and for a period of two (2) years thereafter, directly or indirectly, for the benefit of the Employee or any third party, (i) call on or solicit any past, present or prospective customer or supplier of the Company or its affiliates, (ii) interfere with the Company or its affiliates’ relationship with any past, present or prospective customer or supplier or (iii) hire, engage or solicit the employment or engagement of any person employed by or otherwise providing services to the Company or its affiliates.

14.	ARBITRATION. Unless otherwise required by applicable law, any dispute arising out of or relating to Employee’s employment with the Company, termination thereof, or this Agreement shall be resolved by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the American Arbitration Association (AAA) and shall be conduced by a qualified arbitrator in Austin, Travis County, Texas. The Company and the Employee shall be responsible for their own fees and expenses incurred in connection with the filing and prosecution of any such arbitration. Arbitration as provided in this Section shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either of us for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law.

15.	INTERPRETATION AND EXCLUSIVE FORUM. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas (excluding any that mandate the use of another jurisdiction’s laws).

16.	ASSIGNMENT. This Agreement may not be assigned by Employee. This Agreement may be assigned by the Company to its affiliates or as part of the sale of all or substantially all of its assets or business, after which any reference to “the Company” in this Agreement shall be deemed to be a reference to the affiliate or successor, and the company thereafter shall have no further primary, secondary or other responsibilities or liabilities under this Agreement of any kind. The Company may change its legal name, and a name change shall have no impact on this Agreement.

Employment agreement Confidential	Page 4	5/21/04

17.	VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

19.	ENTIRE AGREEMENT. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement (including its Exhibit “A”, whose obligations cumulative to the obligations hereunder). This Agreement supercedes all prior or contemporaneous agreements and understandings, oral or written, between the Company and Employee, which agreements and understandings will be no longer in force and effect after the Effective Date and Employee shall have no rights thereunder.

I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Date: 5/21/2004	/s/ Brian F. Wilkie
[Employee Name] BRIAN F. WILKIE

The Company:

Date: 5/24/2004	By:	/s/ Candace Kilburn
	Its:	Sr VP, HR

Employment agreement Confidential	Page 5	5/21/04

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by                      (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Promise to Provide Proprietary Information; Recognition of Company’s Rights; Nondisclosure. The Company agrees that upon the commencement of my employment, it will provide me with Proprietary Information (defined below) of the Company that will enable me to optimize the performance of my duties to the Company. In exchange, I agree that at all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s or its parent, affiliates or subsidiaries’ Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information applicable to the business of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B-1 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to

Employment agreement Confidential	Page 6	5/21/04

the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement. I understand that I am not to list such Prior Inventions in Exhibit B-1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B-1 for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to

Employment agreement Confidential	Page 7	5/21/04

further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5. COVENANT NOT TO COMPETE. During my employment with the Company and for two (2) years following the termination of my employment with the Company for any reason, I agree that I will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by me to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that I may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

I acknowledge that I will derive significant value from the Company’s agreement in Section 1.1 to provide me the Proprietary Information of the Company that will enable me to optimize the performance of my duties for the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including without limitation my obligation not to use or disclose the Company’s Proprietary Information other than for the Company’s benefit and my obligation not to compete, are necessary to protect the Company’s Proprietary Information and, consequently, to preserve the value and goodwill of the Company. I further acknowledge that the time, geographic and scope limitations of my non-competition obligation are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company as described above.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Texas, as such laws are applied to agreements entered into and to be performed entirely within Texas between Texas residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Austin, Travis County, Texas, for any arbitration or lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement,

Employment agreement Confidential	Page 8	5/21/04

and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.6 Entire Agreement. The obligations of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company. Except as otherwise provided in the Employment and Non Solicitation Agreement, this Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: 5/24/2004.

Employment agreement Confidential	Page 9	5/21/04

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A-1 TO THIS AGREEMENT.	ACCEPTED AND AGREED TO: Company

Dated: 5/21/2004

/s/ Brian F. Wilkie	By:	/s/ Candace Kilburn
(Signature)	Title:	Sr VP, HR

BRIAN F. WILKIE	6290 Sequence Drive
(Printed Name)	San Diego, CA. 92121
(Address)

	Dated:	5/24/04

Employment agreement Confidential	Page 10	5/21/04

EXHIBIT A-1

TO:	CANDACE KILBURN

FROM:	BRIAN F. WILKIE

DATE:	5/21/2004

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☒	See below:

Flexible Programmable Timer Method for maximising yield on switch fabric memory

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

Employment agreement Confidential	Page 11	5/21/04

EXHIBIT A-2

Advisory Boards

1) Athens Group

2)

3)

Employment agreement Confidential	Page 12	5/21/04